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                                   Exhibit 11
               Statement re Computation of Per Share Earnings (Loss)

                                                       Year ended December 31,
                                                         1996           1995
Net Loss for computing pro forma net income
  per share .....................................    $(5,918,318)   $(5,268,562)
                                                     ===========    ===========

Pro forma weighted average common shares
  outstanding ....................................     6,572,104      3,354,371

Shares of common stock assumed to be issued upon
  exercise of common stock options & warrants to
  purchase common stock using treasury stock
  method, including "cheap" options and warrants
  as outstanding for all periods .................         8,315      1,453,505
                                                      ----------     ----------

Shares used in computing pro forma net loss
  per share ......................................     6,580,419      4,807,876
                                                      ==========     ==========

Pro forma net loss per share .....................        $(0.90)        $(1.10)
                                                           =====          =====